Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

TransCode Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, TransCode Therapeutics, Inc. 2021 Stock Option and Incentive Plan	Other – 457(c) and 457(h)	645,228 shares(2)	$1.82(3)	$1,174,314.96	$0.0000927	$108.86
Equity	Common Stock, $0.0001 par value per share, TransCode Therapeutics, Inc. 2021 Employee Stock Purchase Plan	Other – 457(c) and 457(h)	90,000 shares(4)	$1.55(5)	$139,500.00	$0.0000927	$12.93
Total Offering Amounts					$1,313,814.96		$121.79
Total Fee Offsets							-
Net Fee Due							$121.79

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of Registrant’s outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2) Represents an increase in the number of shares available for issuance under the Registrant’s 2021 Stock Option and Incentive Plan (the “2021 Plan”), effective as of January 1, 2022. The 2021 Plan provides that on January 1 of each year additional shares will automatically be added to the shares authorized for issuance under the 2021 Plan. The number of shares added each year will be equal to the lesser of: (i) 5% of the outstanding shares on the immediately preceding December 31 or (ii) such lesser amount as determined by the compensation committee of the Company’s board of directors. Shares available for issuance under the 2021 Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on July 13, 2021 (Registration No. 333-257868).

(3) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based on $1.82, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on June 8, 2022.

(4) Represents an increase in the number of shares available for issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), effective as of January 1, 2022. The 2021 ESPP provides that on January 1 of each year additional shares will automatically be added to the shares authorized for issuance under the 2021 ESPP. The number of shares added each year will be equal to the least of: (i) 1% of the outstanding shares on the immediately preceding December 31, (ii) 90,000 shares of common stock, or (iii) such amount as determined by the 2021 ESPP plan administrator. Shares available for issuance under the 2021 ESPP were previously registered on Form S-8 filed with the Securities and Exchange Commission on July 13, 2021 (Registration No. 333-257868).

(5) Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee and based on $1.82, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on June 8, 2022, multiplied by 85.0%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP. Pursuant to the 2021 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date, whichever is less.